Exhibit 23.17

CONSENT

We hereby consent to (i) the references to us and the inclusion of the presentations, dated September 8, 2017, November 8, 2017 and November 20, 2017, prepared by management of Enel S.p.A. (“Enel”) with our participation, as Annexes to the Registration Statement on Form F-4 of Enel Chile S.A. (Registration No. 333-221156), as amended (the “Registration Statement”), and the related prospectus, which is part of the Registration Statement, (ii) the references to such presentations in the Registration Statement and related prospectus, (iii) the filing with the U.S. Securities and Exchange Commission (the “Commission”) of the presentations or materials, dated September 8, 2017, November 8, 2017 and November 20, 2017 prepared by management of Enel with our participation, and (iv) any references to such presentations or materials in filings with the Commission. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

MEDIOBANCA—BANCA DI CREDITO FINANZIARIO S.P.A.

By:	/s/ Francisco Bachiller
Name: Francisco Bachiller Title: Co-Head Global Corporate and Investment Banking

By:	/s/ Alessandro Leone
Name: Alessandro Leone Title: Managing Director

30 January, 2018